Exhibit 99

Susquehanna Media Co. — Second Quarter 2004 Results

August 12, 2004

York, PA — Susquehanna Media Co. (Media) reported $111.3 million consolidated revenues for the second quarter ended June 30, 2004. Revenues increased $12.2 million or 12% compared to second quarter 2003. Quarterly operating income of $24.3 million represented a $2.8 million or a 10% decrease from second quarter 2003. Second quarter 2004 operating income included a $1.7 million operating loss for the Carmel, New York cable systems (“Carmel”), which were acquired on March 9, 2004 and a $1.5 million charge related to an increased valuation of Cable Performance Share Plan. Last year’s valuation change for Cable Performance Share Plan shares increased second quarter 2003 operating income by $0.4 million.

Media’s revenues for the six months ended June 30, 2004 were $198.2 million, an increase of $18.6 million or 10% over 2003. Operating income of $38.3 million was $3.9 million or 9% lower than the first six months of 2003. Carmel’s contributed $10.0 million of revenues and an operating loss of $2.9 million from acquisition through June 30, 2004. As noted above, the valuation change for the Cable Performance Share Plan also impacted operating income for the six months ended June 30, 2004.

On May 15, 2004, Media redeemed all $150.0 million of its 8.5% Senior Subordinated Notes (“Notes”). Media utilized Term A Loan of its new senior secured credit facilities (“New Facilities”) to fund the redemption. A call premium of $6.4 million was paid to note holders. The call premium and unamortized deferred financing costs related to the Notes was recognized as a $9.1 million loss on extinguishment of debt in the second quarter.

On April 1, 2004, Media became the sole owner of 1051FM, LLC. We purchased Jesscom Inc.’s 60% interest in 1051FM, LLC for $14.8 million cash. Our New Facilities were used to fund this acquisition.

On March 9, 2004, we purchased the assets of the cable systems serving the Carmel, New York area for $119.4 million cash. Concurrently, Media replaced its senior secured credit facilities with the New Facilities, which were utilized to fund this acquisition. As of March 9, the Carmel systems served approximately 29,100 video subscribers including approximately 8,900 residential telephony subscribers. The Carmel systems provide digital video, residential high-speed Internet access and circuit switched telephony.

Radio

Second quarter revenues of $64.2 million were $1.6 million or 3% greater than second quarter 2003. Radio’s second quarter operating income was $19.3 million, a $1.0 million or a 5% increase from the same period in 2003. Improvements in the Atlanta, San

Francisco and Kansas City market clusters and the impact of the August 2003 acquisition of WSOX-FM were responsible for the increased revenues.

Revenues for the six months ended June 30, 2004 were $110.9 million, a $3.4 million or 3% increase over the same period in 2003. Operating income for the six months was $27.8 million, an increase of $1.5 million or 6% over 2003.

Second quarter revenues on a same stations basis (excluding WSOX-FM) were $63.3 million, a $0.7 million or 1% increase over second quarter 2003. Second quarter operating income on a same stations basis was $19.2 million, an increase of $0.9 million or 5% over second quarter 2003. For the first six months of 2004, same station revenues were $109.3 million, an increase of $1.9 million or 2% compared to the same period in 2003. Operating income for the six months ended June 30, 2004 was $27.9 million, an increase of $1.6 million or 6% over 2003.

Cable

Second quarter 2004 revenues totaled $46.6 million, a $12.6 million or 37% increase over second quarter 2003. Carmel contributed approximately $8.3 million to second quarter revenues. As of January 1st, Internet access, transport and hosting activities (“BlazeNet”) formerly reported in the Internet and Other segment were merged into the Cable segment. Revenues for these activities totaled $1.5 million for the second quarter.

Cable operating income was $6.5 million for the second quarter, a decrease of $2.0 million or 24% from second quarter 2003. The decrease in Cable operating income was primarily attributed to Carmel’s second quarter $1.7 million operating loss, to $0.9 million in charges related to the Cable Performance Share Plan and higher general and administrative expense for consolidating customer care functions in York, Pennsylvania. As of June 30, 2004, average monthly revenue per basic subscriber was $61.50, an increase of $7.08 or 13% over 2003. Basic and expanded basic rate increases, higher revenues per customer in the Carmel system and increasing penetration of cable modem and digital video services were responsible for the higher average monthly revenue per basic subscriber.

For the first six months in 2004, Cable revenues were $85.7 million, an increase of $18.7 million or 28% over the same period in 2003. This improvement in revenues was attributable to Carmel, increased penetration of high-speed Internet access via cable modems and basic rate increases. Operating income declined $3.6 million or 22% for the six months period ended June 30, 2004. The decline in Cable operating income was caused by factors cited above for the second quarter.

On a same systems basis, excluding Carmel and BlazeNet, Cable revenues for the second quarter were $36.8 million, a $2.8 million or 8% increase over 2003. Revenue improvement was due to increased penetration of high-speed Internet access and a full quarter’s impact of basic rate increases implemented during the first quarter. Operating income was $8.1 million on a same systems basis, a $0.4 million or 5% decrease from 2003. The Cable Performance Share Plan-related charge in second quarter 2004 and additional general and administrative expenses related to the centralization of customer care in York, Pennsylvania combined to reduce same systems operating income.

Cable revenues though June 30, 2004 on a same systems basis were $72.7 million, $5.7 million or 9% higher than 2003. Operating income on a same systems basis for the six months ended June 30, 2004 was $15.7 million, a decrease of $0.7 million or 4% from 2003. The increase in revenues and the decrease in operating income were due to the same factors mentioned above for the second quarter.

Cable capital expenditures were $14.8 million for the six months ended June 30, 2004. Rebuild expenditures of $7.6 million were concentrated in the rebuild of our Rankin County, Mississippi system. Commercial and residential line extension expenditures were approximately $2.4 million, customer premise equipment expenditures were $1.6 million, and scaleable infrastructure expenditures were $1.5 million for the first six months of 2004.

Debt Covenant Compliance

Media was in compliance with all its covenants as of June 30, 2004. Certain loan covenants in the New Facilities and senior subordinated debt utilize a defined term, EBITDA or Consolidated EBITDA, to compare covenant compliance, including a fixed charge coverage ratio.

The indenture that governs our senior subordinated notes contains covenants which determine compliance based on a financial measure called “Consolidated EBITDA”. Additionally, our New Facilities contain certain covenants in which compliance is measured by computations substantially similar to those used in determining Consolidated EBITDA. Consolidated EBITDA is defined as net income before income taxes, minority interest, interest expense, (net of interest income), depreciation and amortization, limited employee stock ownership plan expense, non-cash credits and charges, extraordinary, non-recurring or unusual items, and any gain or loss on the disposal of assets.

Although Consolidated EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, we believe that Consolidated EBITDA is a meaningful measure of performance because it is commonly used in the radio and cable television industries to analyze and compare radio and cable television companies on the basis of operating performance, leverage and liquidity. In addition, as noted above, both our New Facilities and the indenture that governs our senior subordinated notes contain certain covenants whose compliance is measured by Consolidated EBITDA or computations substantially similar to those used in determining Consolidated EBITDA. Furthermore, management expects that Consolidated EBITDA will be used to satisfy working capital, debt service and capital expenditure requirements and other commitments and contingencies.

Consolidated EBITDA should not be considered in isolation or as a substitute for or an alternative to net income, cash flow from operating activities or other income or cash flow data prepared in accordance with GAAP. Consolidated EBITDA should not be considered as an alternative measure of a company’s operating performance or liquidity. Consolidated EBITDA as presented may not be comparable to EBITDA or other similarly titled measures that may be used by other companies.

For the three and six month periods ended June 30, 2004 and 2003, Consolidated EBITDA may be calculated as follows:

Three months ended June 30, 2004:

(in millions)	Radio	Cable	Other	Total
Operating income	$19.3	$6.5	$(1.5)	$24.3
Depreciation and amortization	1.8	9.4	0.1	11.3
Allowed ESOP expense	2.0	0.8	0.0	2.8

Consolidated EBITDA	$23.1	$16.7	$(1.4)	$38.4

Three months ended June 30, 2003:

(in millions)	Radio	Cable	Other	Total
Operating income	$18.3	$8.5	$0.3	$27.1
Depreciation and amortization	1.4	5.5	0.0	6.9
Allowed ESOP expense	1.8	0.5	0.0	2.3

Consolidated EBITDA	$21.5	$14.5	$0.3	$36.3

Six months ended June 30, 2004:

(in millions)	Radio	Cable	Other	Total
Operating income	$27.8	$12.8	$(2.3)	$38.3
Depreciation and amortization	3.4	16.6	0.2	20.2
Allowed ESOP expense	4.1	1.7	0.1	5.9

Consolidated EBITDA	$35.3	$31.1	$(2.0)	$64.0

Six months ended June 30, 2003:

(in millions)	Radio	Cable	Other	Total
Operating income	$26.3	$16.4	$(0.5)	$42.2
Depreciation and amortization	3.0	11.7	0.2	14.9
Allowed ESOP expense	3.5	1.0	0.1	4.6

Consolidated EBITDA	$32.8	$29.1	$(0.2)	$61.7

General

Attached for your review is a schedule of unaudited selected financial information for the quarters and six months ended June 30, 2004 and 2003.

Conference Call

A conference call is scheduled to review Susquehanna Media Co.’s second quarter 2004 results on Tuesday, August 17, 2004 at 11:00 am EDT. To participate in this conference call, please dial (877) 326-2337. The participant code is 7055494.

* * * * * *
Some of the statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than historical facts included herein, including those regarding market trends, Media’s financial position, business strategy, projected plans, estimated impact of accounting treatment changes, estimated SEC filing dates, and objectives of management for future operations, are forward-looking statements. Many of these risks are discussed in Media’s Annual Report on Form 10-K for the year ended December 31, 2003. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in Media’s markets), acquisition opportunities and Media’s ability to integrate successfully any such acquisitions, our ability to successfully enter new lines of business, from time to time, such as telephony, meet expectations and estimates concerning future financial performance, financing plans, Media’s ability to service its outstanding indebtedness, the impact of competition, existing and future regulations affecting Media’s business, possible nonrenewal of cable franchises, decreases in Media’s customers advertising expenditures and other factors over which Media may have little or no control.

Susquehanna Media Co. and Subsidiaries

Selected Financial Information
(in thousands, except Cable Operating Data and footnotes)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Income Statement Data:
Revenues:
Radio	$64,233	$62,567	$110,912	$107,484
Cable	46,590	34,037	85,701	67,027
Other	496	2,513	1,567	5,067

Total	111,319	99,117	198,180	179,578
Operating Income (1)
Radio	19,279	18,315	27,782	26,263
Cable	6,434	8,542	12,778	16,383
Other	(1,328)	238	(2,237)	(428)

Total	24,385	27,095	38,323	42,218
Depreciation and amortization
Radio	1,745	1,400	3,410	3,046
Cable	9,373	5,478	16,585	11,687
Other	102	74	191	125

Total	11,220	6,952	20,186	14,858
Other Financial Data:
ESOP expense
Radio	2,291	1,819	4,425	3,519
Cable	903	513	1,726	1,025
Other	52	37	105	75

Total	3,246	2,369	6,256	4,619
Radio employee stock plan revaluation (1)	—	—	—	—
Cable performance share plan revaluation (1)	1,475	(443)	1,475	(443)
Goodwill impairment loss	—	—	—	—
Interest expense, net	7,990	7,985	16,833	14,510
Interest income from loans to Parent (2)	1,656	1,723	3,312	3,427
Capital expenditures	11,394	7,950	16,739	17,454
Total Long-term debt			630,249	522,121

Cable Operating Data:
Homes passed			350,865	301,047
Total customers (3)			235,245	206,253
Total customer penetration (4)			67.0%	68.5%
Basic video subscribers			232,746	205,138
Internal growth of subscribers (5)			-0.9%	-0.4%
Basic video penetration (6)			66.3%	68.1%
Digital customers (7)			57,637	40,432
Digital customer penetration (8)			24.8%	19.7%
Cable modems (9)			58,773	33,031
Cable modem penetration (10)			18.9%	12.9%
Average monthly revenue per basic subscriber (11)			$61.50	$54.42
Cable capital expenditures			$14,773,000	$13,203,000

(1)	Operating income in second quarter 2004 includes $894,000, $557,000 and $24,000 of deferred compensation expense in the Cable, Other and Radio segments, respectively, compared to a reduction of expense in second quarter 2003 of $273,000, $163,000 and $7,000 for the Cable, Other and Radio segments, respectively.
(2)	Interest income on loans by Media to its Parent to fund the ESOP.
(3)	Total customers represent the sum of basic video customers and cable modem only customers.
(4)	Total customer penetration represents total customers as a percentage of homes passed.
(5)	Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.
(6)	Basic video penetration represents basic subscribers as a percentage of homes passed.
(7)	Digital customers represents the aggregate number of customer homes that subscribe to digital service.
(8)	Digital customer penetration represents digital customers as a percentage of basic subscribers.
(9)	Cable modems represents the aggregate number of cable modems that are billed for service.
(10)	Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.
(11)	Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.